SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the Securities Exchange
                                   Act of 1934


       Date of Report (Date of earliest event reported): December 2, 1997



                        BPI Packaging Technologies, Inc.
             (Exact name of registrant as specified in its charter)



                   Delaware                     1-10648          04-2997486
         (State or other jurisdiction         (Commission       (IRS Employer
                of incorporation)             File Number)      Identification
                                                                   Number)


        455 Somerset Avenue, Dighton, Massachusetts                 02764
         (Address of principal executive offices)                 (Zip Code)



       Registrant's telephone number, including area code: (508) 824-8636




          (Former name or former address, if changed since last report)

Item 8.  Change in Fiscal Year

         On December 2, 1997, the Board of Directors of the Company adopted a change of fiscal year from a 52-53 week fiscal year ending on the Friday closest to February 28 to a calendar year ending on December 31. The change will become effective immediately. The Company's last fiscal year ended February 28, 1997 and the Company's current fiscal year will end December 31, 1997.

         As a result of the change, the Company will be filing a transition report on Form 10-K for the 10- month period ended December 31, 1997 on or about March 31, 1998. The change will not effect the filing of the Form 10-Q for the period ended November 28, 1997 which the Company expects to file on or about January 13, 1998.

Item 9.  Sale of Equity Securities Pursuant to Regulation S

         From December 2, 1997 through December 17, 1997, the Company sold an aggregate of 872,000 shares of its common stock, $.01 par value per share (the "Common Stock") to four non-US accredited investors (the "Reg S Purchasers") in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended, (the "Act"). In conjunction with the sale of Common Stock, each Reg S Purchaser signed a subscription agreement confirming its compliance with Rules 902 and 903 of Regulation S. In addition, the Company sold 222,223 shares of Common Stock to one accredited U.S. investor (the "Reg D Purchaser") in reliance upon the transaction exemption afforded by Regulation D ("Regulation D") as promulgated by the SEC, under the Act. The Reg D Purchaser signed a signed agreement confirming its status as an accredited investor. The Company received gross proceeds totaling $1,004,800 from the sale of the Common Stock to the Purchasers.

          Newport Capital Partners (the "Advisor"), of Newport, Rhode Island, provided financial advisory services in connection with the offering and received a fee of $126,620. The Advisor will also receive warrants to purchase Common Stock at the rate of one warrant for every 10 shares sold in the offering. The warrants will be exercisable for five years at a price equal to 120% of the price at which the Common Stock was sold.




                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    BPI PACKAGING TECHNOLOGIES, INC.



                                    By: /s/ Dennis N. Caulfield
                                          Dennis N. Caulfield
                                          Chairman and Chief Executive Officer

Date:  December 17, 1997


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